March 2011
Pricing Sheet date March 28, 2011 relating to
Preliminary Terms No. 732 dated March 25, 2011
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Buffered PLUS Based on the Performance of a Basket of Five Commodities due March 28, 2013
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – MARCH 28, 2011
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	March 28, 2011
Original issue date:	March 31, 2011 (3 business days after the pricing date)
Maturity date:	March 28, 2013
Aggregate principal amount:	$3,080,000
Basket:	Basket commodity	Bloomberg ticker symbol	Weighting	Initial price
	Corn	C 1	20.0%	671¢
	Soybeans	S 1	20.0%	1,348.50¢
	Sugar	SB1	20.0%	27.05¢
	Wheat	W 1	20.0%	725.25¢
	Palm Oil	KO3	20.0%	MYR 3,282
Payment at maturity:
▪  If the basket performance factor is greater than 100%, meaning the basket has appreciated:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪  If the basket performance factor is less than or equal to 100% but greater than or equal to 85%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 15%:
$1,000
▪  If the basket performance factor is less than 85%, meaning the basket has declined in value by an amount greater than the buffer amount of 15%:
($1,000 x basket performance factor) + $150
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity on the Buffered PLUS be less than $150 per Buffered PLUS.

Maximum payment at maturity:	$1,300 per Buffered PLUS (130% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	150%
Minimum payment at maturity:	$150 per Buffered PLUS (15% of the stated principal amount)
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket commodity: [final basket commodity price / initial basket commodity price] x weighting
Commodity price:
For any trading day:
Corn:  the official settlement price per bushel (as stated in U.S. cents);
Soybeans:  the official settlement price per bushel (as stated in U.S. cents);
Sugar:  the official settlement price per pound (as stated in U.S. cents);
Wheat:  the official settlement price per bushel (as stated in U.S. cents); and
Palm Oil:  the official settlement price per ton (as stated in Malaysian ringgit (“MYR”)).
For full descriptions, please see “Fact Sheet–Commodity price” beginning on page 6 of the accompanying preliminary terms.

Initial basket commodity price	The commodity price for the applicable basket commodity on the pricing date. See “Basket—Initial price” above.
Final basket commodity price:	The commodity price for the applicable basket commodity on the valuation date
Valuation date:	In respect of each basket commodity, March 25, 2013, subject to adjustment for a non-trading day or a market disruption event in respect of the applicable basket commodity.
Buffer amount:	15%
Interest:	None
CUSIP:	617482TC8
ISIN:	US617482TC86
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$1,000	$20.00	$980.00
Total	$3,080,000	$61,600	$3,018,400

(1)Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20.00 for each Buffered PLUS they sell.  For additional information, see “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement for Commodity PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 732 dated March 25, 2011
Prospectus Supplement for Commodity PLUS dated August 20, 2009          Prospectus dated December 23, 2008

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.